EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  John W. Conlon, Chief Financial Officer
January 31, 2000                      (740) 373-3155


                       PEOPLES BANK OPENS SALES OFFICE IN
                        SOUTH PARKERSBURG WAL*MART STORE
  ----------------------------------------------------------------------------

Marietta, Ohio - The Peoples Banking and Trust Company ("Peoples Bank"), a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), today announced its January 26, 2000, opening of the newest financial services facility in Wood County, West Virginia.
         Peoples Bank's sales office is located at the recently opened Wal*Mart supercenter in the new Patriot Center south of Parkersburg, West Virginia. Peoples Bank's new office offers extended evening and weekend hours (including Sundays) and provides a wide array of financial products and services.
         "One of our strategies is to make financial services more convenient for our current and prospective clients in Wood County and surrounding areas," commented Larry E. Holdren, President of Peoples Bank's Retail and Banking Division. "The South Parkersburg Wal*Mart office is our third location in the Parkersburg metropolitan area. The supercenter environment is an exciting opportunity for Peoples Bank's associates to focus on customer service and product delivery."
         The South Parkersburg Wal*Mart banking center complements Peoples Bank's existing offices on Pike Street in South Parkersburg and a similar sales office in the recently renovated Vienna, West Virginia, Wal*Mart supercenter. Peoples Bank also operates a sales office in a Wal*Mart supercenter in New Martinsville, West Virginia.
         Peoples Bank's sales team for the South Parkersburg has also been assembled: Rick Marshall manages the new office, with assistance from Jesse Rollins. Sales associates include Janie Parsons and Kim Lukasiak, and a third customer service associate will be added in the future.
         Peoples Bank is a subsidiary of Peoples Bancorp Inc., a diversified financial services bank holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp operates 39 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include Peoples Bank with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. On March 10, 2000, the Company plans to merge its banking subsidiaries into a single national banking entity named "Peoples Bank." Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE